EXHIBIT 10.5(b)(v)
FOURTH AMENDMENT TO TRUST AGREEMENT BETWEEN
FIDELITY MANAGEMENT TRUST COMPANY AND
THE SCOTTS COMPANY
     THIS FOURTH AMENDMENT, dated as of the first day of August, 1999, by and between Fidelity Management Trust Company (the “Trustee”) and The Scotts Company (the “Sponsor”);
WITNESSETH:
     WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated January 1, 1998, with regard to The Scotts Company Nonqualified Deferred Compensation Plan (the “Plan”); and
     WHEREAS, the Sponsor has informed the Trustee that, effective January 1, 1999, the name of the Plan changed from “The Scotts Company Nonqualified Deferred Compensation Plan” to “The Scotts Company Executive Retirement Plan”; and
     WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof;
     NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:
(1)	Amending the first WHEREAS Clause to read as follows:

WHEREAS, the Sponsor is the sponsor of The Scotts Company Executive Retirement Plan (the “Plan”); and

(2)	Amending the first sentence of Section 1 to read as follows:

Section 1. Trust. The Sponsor hereby establishes The Scotts Company Executive Retirement Plan Trust (the “Trust”), with the Trustee.

(3)	Amending Section 7(d), Indemnification to add the following.

Special Indemnification for Fidelity PortfolioPlanner(SM). The Trustee shall indemnify the Sponsor against and hold the Sponsor harmless from any and all such loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorney’s fees and disbursements, that may be incurred by, imposed upon, or asserted against the Sponsor solely as a result of a) any defects in the investment methodology embodied in the target asset allocation or model portfolio provided through Fidelity PortfolioPlanner, except to the extent that any such loss, damage, penalty, liability, cost or expense arises from information provided by the participant, the Sponsor or third parties; or b) any prohibited transactions resulting from the provision by the Trustee of Fidelity PortfolioPlanner.

(4)	Amending the Other section of Schedule “A” by adding the following:
•	Fidelity PortfolioPlanner (SM), an internet-based educational service for participants that generates target asset allocations and recommended model portfolios customized to investment options in the Plan(s) based upon methodology provided by Strategic Advisers, Inc., an affiliate of the Trustee. The Sponsor acknowledges that it has received the ADV Part II for Strategic Advisers, Inc. more than 48 hours prior to executing the Trust amendment.
     IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Fourth Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

THE SCOTTS COMPANY		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Rosemary L. Smith 7/30/99	By:	/s/ Carolyn Redden	8/25/99

	Date		Vice President	Date